UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

NEWPAGE CORPORATION

Courthouse Plaza Northeast

Dayton, Ohio 45463

877.855.7243

State of Incorporation:	Delaware

Commission File No.:	333-125952

IRS Employer Identification No.:	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 17, 2006, NewPage Corporation and Mark A. Suwyn executed an employment agreement, whereby Mr. Suwyn will serve NewPage Corporation as chairman and chief executive officer.

On April 17, 2006, NewPage Corporation and Richard D. Willett, Jr. executed an employment agreement, whereby Mr. Willett will join NewPage Corporation as president and chief operating officer.

Mr. Suwyn’s employment agreement provides that he will serve as chairman and chief executive officer for three years for an annual base salary of $750,000 and a bonus of up to 100% of his base salary. At any time on or after the first anniversary of the effective date of April 13, 2006 and prior to the end of the term, NewPage Corporation’s board may request that Mr. Suwyn retire as chief executive officer but remain as chairman of the board, in which case Mr. Suwyn will receive an annual consulting fee of $500,000. Under a prior consulting agreement, he received a signing bonus of $697,500 at the completion of the acquisition of the printing and writing papers business of MeadWestvaco Corporation and received a fee of $500,000 per annum as compensation for serving as NewPage Corporation’s chairman and the chairman of the board of NewPage Holding Corporation and Maple Timber Acquisition prior to April 2006. Mr. Willett’s employment agreement provides for an annual base salary of $450,000 and a bonus of up to 100% of his base salary (prorated for 2006).

If Mr. Suwyn or Mr. Willett is terminated without “cause” or terminates his employment with “good reason,” as those terms are defined in the employment agreement or employment letter, in addition to receiving accrued base salary and accrued benefits to the date of termination, he will receive the following after executing an irrevocable employment release: (1) the pro rata portion of his bonus for the year of termination based on the number of days worked during that year and (a) if the date of termination is prior to June 1, based on his bonus from the prior year or (b) if the date of termination is on or after June 1, based on what his bonus would have been had he not been terminated; (2) (a) in the case of Mr. Suwyn an amount equal to one times his base salary and (b) in Mr. Willett’s case, an amount equal to two times his base salary; (3) continuation of welfare benefits for 24 months after his termination date or until he is hired by another company and is eligible to receive its benefits; (4) payment for unused accrued vacation time; and (5) in Mr. Willet’s case, outplacement services substantially similar to those provided in our severance plan.

If the employment of Mr. Suwyn or Mr. Willett is terminated for any other reason, other than death or disability, he will not be entitled to any severance payments other than salary and benefits accrued through the termination date. If the employment of Mr. Suwyn or Mr. Willett terminates due to death or disability, the executive or his estate will be entitled to receive the pro rata bonus referred to in clause (1) above and payment of unused accrued vacation time. If NewPage Corporation’s board requests that Mr. Suwyn resign as chief executive officer and remain as chairman of the board, Mr. Suwyn will be entitled to receive a prorated bonus for the year of termination calculated as the product of the bonus that would have been payable to him for the year of termination and a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365, but in no event may this fraction be less than one half.

Mr. Suwyn is subject to a non-competition and non-solicitation restriction for one year following termination of employment for any reason. Mr. Willett is subject to a non-competition and non-solicitation restriction for two years following termination of employment for any reason.

A copy of Messrs. Suwyn and Willett’s employment agreements are being filed as exhibits to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 13, 2006, the board of directors of NewPage Corporation appointed Mark A. Suwyn to serve as chief executive officer and Richard D. Willett, Jr. to serve as president and chief operating officer, both effective as of that date. Mr. Suwyn has been our chairman since May 2005 and had been acting as our interim chief executive officer since March 2006. Dan Suwyn, the son of Mr. Suwyn, is the principal owner of Rapid Change Technologies. NewPage Corporation paid Rapid Change Technologies $891,000 for the eight months ended December 31, 2005 for consulting and training services. Rapid Change Technologies developed a training program and a process to improve communication skills, consensus building and problem solving abilities at the mill in Chillicothe, Ohio formerly owned by NewPage Corporation. Rapid Change Technologies also facilitated the training of all of our employees at the mill on improving communication skills, resolving conflict and developing a process to improve productivity/operations through greater collaboration between hourly employees and supervisors/management. The terms of this arrangement were determined on an arms length basis and are materially consistent with those terms that would have been obtained in an arrangement with another unaffiliated third party.

Also on April 13, 2006, the board of directors of NewPage Corporation increased the number of director positions from nine to ten. The board then elected Gerald Porter Strong to fill the newly-created directorship. Mr. Strong was appointed to the compliance committee.

Information on Messrs. Strong and Willett is presented below.

Gerald Porter Strong is a member of the board of directors of NewPage Corporation and NewPage Holding. From May 2003 to March 2006, Mr. Strong was a director and the president and chief executive officer of Teleglobe Canada ULC and Teleglobe America Inc. Mr. Strong served as a consultant to Cerberus with respect to the acquisition of Teleglobe’s core business from June 2002 until May 2003. From 1997 through mid-1991, he served as president and CEO of MCI WorldCom International. Prior to joining MCI WorldCom, he served as the chief executive officer of Sears PLC from 1992 through 1997 and as a marketing and operations director of British Airways from 1988 through 1991.

Richard D. Willett, Jr. is president and chief operating officer of NewPage Corporation and NewPage Holding Corporation. Previously, Mr. Willett was executive vice president and chief operating officer of Teleglobe International Holdings Ltd. since January 2005, prior to which he served as chief financial officer and executive vice president since June 2004 and chief financial officer and vice president of operations of Teleglobe Canada ULC and Teleglobe America Inc. since June 2003. Mr. Willett served as a consultant to Cerberus with respect to the acquisition of the core businesses of Teleglobe Inc. and its subsidiaries by TLGB Acquisition, an affiliate of Cerberus, from October 2002 until May 2003. Prior to Cerberus and Teleglobe, Mr. Willett had a progression of responsibilities at GE over 11 years up to the executive level, including chief financial officer of GE Superabrasives, Inc. from 2000 to 2002, and as an executive audit manager for various units of GE Capital Services from 1999 to 2000. In addition, Mr. Willett had numerous global assignments on GE’s corporate internal audit staff over five years and various engineering and product management roles in GE Plastics.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Letter Agreement dated April 17, 2006, by and between NewPage Corporation and Mark A. Suwyn

10.2	Employment Letter Agreement dated April 17, 2006, by and between NewPage Corporation and Richard D. Willett, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE CORPORATION

Date: April 19, 2006	By:	/s/ Matthew L. Jesch
Matthew L. Jesch
Vice President and Chief Financial Officer